Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-207034, 333-183314, and 333-187883) of Natural Resource Partners L.P., of our report dated March 11, 2016, relating to the financial statements of Ciner Wyoming LLC as of December 31, 2015 and 2014, and for the three years in the period ended December 31, 2015, appearing in the Annual Report on Form 10-K of Natural Resource Partners L.P. for the year ended December 31, 2015.

/s/  Deloitte & Touche LLP

Atlanta, Georgia
March 11, 2016